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                                                                       EXHIBIT 5



                                  May 12, 1995



TENERA, Inc.


2001 Center Street


Berkeley, California 94704-1204



Gentlemen:



     We have acted as counsel to TENERA, Inc. (the "Company") in connection with the issuance by the Company of up to 10,743,024 shares (the "Shares") of the Common Stock, par value $.01 per share, of the Company in connection with the conversion of TENERA, L.P. from partnership to corporate form pursuant to the Company's Registration Statement on Form S-4 under the Securities Act of 1933 (the "Registration Statement"). In that capacity, we are familiar with the proceedings, corporate and other, relating to the authorization and issuance of the Shares.



     Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that, when issued as described in the Registration Statement, the Shares will be legally issued, fully paid and non-assessable.



     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the Consent Solicitation Statement/Prospectus ("Prospectus") which is a part of the Registration Statement. We also consent to the reference to us and to the inclusion of our opinion set forth under the caption "Material Federal Income Tax Consequences" in the Prospectus.



                                          Very truly yours,



                                          BRYAN CAVE